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                                                                     EXHIBIT 3.5


STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 03:45 PM 07/23/1998
981287629 - 2316242

                             AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                          U.S. MEDICAL SYSTEMS, INC.


     This document constitutes an amendment and restatement of the original Certificate of Incorporation of U.S. MEDICAL SYSTEMS, INC. which was filed with the Secretary of State of Delaware on November 17, 1992 under the name Medical Polymers Technologies, Inc. and amended by (i) Certificate of Amendment to the Certificate of Incorporation filed with the Secretary of State of Delaware on August 24, 1993, (ii) Certificate of Amendment of Certificate of Incorporation filed with the Secretary of State of Delaware on December 19, 1996 and (iii) Certificate of Designation, Powers, Preferences and Rights of the Series of the Preferred Stock filed with the Secretary of State of Delaware on February 23, 1998, as corrected by Corrected Certificate of Designation, Powers, Preferences and Rights of the Series of the Preferred Stock filed with the Secretary of State of Delaware on March 5, 1998. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245(c) of the Delaware General Corporation Law and shall become effective upon filing with the Secretary of State of Delaware.

     1.   The name of the corporation is SHARPS COMPLIANCE CORP.

     2. The address of its registered office in the State of Delaware is 10th Floor, One Rodney Square, 10th and King Streets, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is RL&F Service Corp.

     3. The nature of the business or purposes to be conducted or promoted is:

          To manufacture, purchase or otherwise acquire, invest in, own, mortgage, pledge, sell, assign and transfer or otherwise dispose of, trade, deal in and deal with goods, wares and merchandise and personal property of every class and description.

          To acquire, and pay for in cash, stock or bonds of this corporation or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm association or corporation.

          To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trademarks and trade names, relating to or useful in connection with any business of this corporation.

          To acquire by purchase, subscription or otherwise, and to receive, hold, own, guarantee, sell, assign, exchange, transfer, mortgage, pledge or otherwise dispose of or deal in and with any of the shares of the capital stock, or any voting trust certificates in respect of the shares of capital stock, scrip, warrants, rights, bonds, debentures, notes, trust receipts, and other securities, obligations, choses in action and evidences of indebtedness or interest issued or

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created by any corporations, joint stock companies, syndicates, associations, firms, trusts or persons, public or private, or by the government of the United States of America, or by any foreign government, or by any state, territory, province, municipality or other political subdivision or by any governmental agency, and as owner thereof to possess and exercise all the rights, powers and privileges of ownership, including the right to execute consents and vote thereon, and to do any and all acts and things necessary or advisable for the preservation, protection, improvement and enhancement in value thereof.

          To borrow or raise money for any of the purposes of the corporation and, from time to time without limit as to amount, to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, or to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of the whole or any part of the property of the corporation, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such bonds or other obligations of the corporation for its corporate purposes.

          To purchase, receive, take by grant, gift, devise, bequest or otherwise, lease, or otherwise acquire, own, hold, improve, employ, use and otherwise deal in and with real or personal property, or any interest therein, wherever situated and to sell, convey, lease, exchange, transfer or otherwise dispose of, or mortgage or pledge, all or any of the corporation's property and assets, or any interest therein, wherever situated.

          In general, to possess and exercise all the powers and privileges granted by the General Corporation Law of Delaware or by any other law of Delaware or by this certificate of incorporation together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the corporation.

          The business and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in no way limited or restricted by reference to, or inference from, the terms of any other clause in this certificate of incorporation, but the business and purposes specified in each of the foregoing clauses of this article shall be regarded as independent business and purposes.

     4A. GENERAL. The corporation shall have authority to issue two classes of stock, and the total number authorized shall be Twenty Million (20,000,000) shares of Common Stock of the par value of One Cent ($0.01) each, and one million (1,000,000) shares of Preferred Stock of the par value of One Cent ($0.01) each. All shares of the Common Stock shall rank equally and all shares of the Preferred Stock shall rank equally, and be identical in all respects regardless of series, except with respect to the Preferred Stock (i) as to terms which may be specified by the board of directors pursuant to the provisions of Section B of this Article 4, and (ii) that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall accrue and be cumulative. A description of the different classes of stock of the corporation and a statement of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of each class of such stock are as follows:

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     4B.  ISSUANCE IN SERIES.  The Preferred Stock may be issued from time to time in one or more series. The terms of a series shall be as specified in the resolution or resolutions adopted by the board of directors providing for the issue of such series, which resolution or resolutions the board of directors is hereby expressly authorized to adopt. Such resolution or resolutions with respect to a series shall specify, if applicable: (a) the number of shares to constitute such series and the distinctive designation thereof; (b) the annual dividend rate on the shares of such series and the date or dates from which dividends shall accrue, whether such dividends shall be cumulative, and, if cumulative, the date or dates from which dividends shall accumulate; (c) the time or times and price or prices of redemption, if any, of the shares; (d) the terms and conditions of a retirement or sinking fund, if any, for the purchase or redemption of the shares; (e) the amount which the shares shall be entitled to receive in the event of any liquidation, dissolution or winding up of the corporation; (f) the terms and conditions, if any, on which the shares shall be convertible into, or exchangeable for, shares of stock of any other class or classes, or other series of the same class, of the corporation; (g) the voting rights, if any, of shares of stock in addition to those granted herein; (h) the status as to reissuance or sale of such shares redeemed, purchased or otherwise reacquired, or surrendered to the corporation on conversion; (i) the seniority of such series in relation to the Common Stock or to any other series of Preferred Stock in respect of the payment or declaration of dividends, redemptions and payments upon liquidation; (j) the conditions and restrictions, if any, on the payment of dividends or on the making of other distributions on, or the purchase, redemption or other acquisition by the corporation or any subsidiary, of Common Stock or of any other class of stock of the corporation ranking junior to such shares as to dividends or upon liquidation; and (k) such other preferences, rights, restrictions and qualifications as shall not be inconsistent herewith.

     4C. DIVIDENDS. Subject to the provisions and on the conditions set forth herein, or in any resolution or resolutions providing for the issue of a series of Preferred Stock, such dividends (payable in cash, stock or otherwise) as may be determined by the board of directors may be declared and paid on the Common Stock from time to time out of any funds legally available therefor.

     4D. LIQUIDATION, DISSOLUTION OR WINDING UP. In the event of any liquidation, dissolution or winding up of the affairs of the corporation, after payment to the holders of Preferred Stock of the amount to which they are entitled pursuant to any resolution or resolutions of the board of directors providing for t he issue of a series of Preferred Stock, the holders of Common Stock shall be entitled to share ratably in all assets then remaining and subject to distribution to the stockholders.

     4E. GENERAL VOTING RIGHTS. Except when otherwise required by law or as otherwise specifically provided herein or in any resolution of the board of directors providing for the issuance of any particular series of Preferred Stock the exclusive voting power of the corporation shall be vested in the Common Stock of the corporation. Each share of Common Stock shall entitle the holder thereof to one vote at all meetings of the stockholders of the corporation.

     4F. SERIES A 10% VOTING CONVERTIBLE PREFERRED STOCK. The corporation is authorized to issue up to 1,000,000 shares Series A 10% Voting Convertible Preferred Stock (such Preferred

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Stock hereinafter being referred to as the "Series A Preferred Stock").  The designations, powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof, with respect to the Series A Preferred Stock are as set forth in EXHIBIT "A" attached hereto and incorporated herein for all purposes.

     4G. REVERSE STOCK SPLIT. On July 24, 1998, each 5.032715 issued and outstanding shares of previously authorized Common Stock, par value one cent ($.01) per share, of the corporation ("Pre-split Common Stock"), shall thereby and thereupon be combined into one (1) validly issued, fully paid and nonassessable share of Common Stock, par value one cent ($.01) per share, of the corporation ("Post-split Common Stock"). Each certificate that theretofore represented shares of Pre-split Common Stock shall thereafter represent that number of shares of Post-split Common Stock into which the shares of Pre-split Common Stock represented by such certificate shall be combined; provided, however, that each person holding of record a stock certificate or certificates that represented shares of Pre-split Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of Post-split Common Stock to which such person is entitled, and provided further that the corporation shall not issue fractional shares with respect to the combination. Each stockholder will receive cash for each fractional interest resulting from such division.

     5.   The corporation is to have perpetual existence.

     6. In furtherance and not in limitation of the powers conferred by the General Corporation Law of Delaware, the board of directors is expressly authorized:

          To make, alter or repeal the by-laws of the corporation;

          To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation;

          To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created;

          By a majority of the whole board, to designate one or more committees, each committee to consist of one or more of the directors of the corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The by-laws may provide that in the absence of disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the board of directors, or in the by-laws of the corporation, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power of authority in

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reference to amending the certificate of incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or change of all or substantially all of the corporation's property and assets, recommending to the stockholders a dissolution of the corporation or a revocation of a dissolution, or amending the by-laws of the corporation; and unless the resolution or by-laws expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

          When and as authorized by the stockholders in accordance with statute, to sell, lease or exchange all or substantially all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of any other corporation or corporations, as its board of directors shall deem expedient and for the best interests of the corporation.

     7. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

     8. Meetings of the stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provisions contained in the General Corporation Law of Delaware) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.

     9. The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     10. A director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived in improper benefit.


     IN WITNESS WHEREOF, U.S. MEDICAL SYSTEMS, INC. has caused its corporate seal to be hereunto fixed and this Certificate to be signed by Burt Kunik, its Chief Executive Officer and President, this 23rd day of July, 1998.

                                    U.S. MEDICAL SYSTEMS, INC.


                                    By:    /s/ Burt Kunik
                                       -----------------------------------------
                                    Name:  Burt Kunik
                                    Title: Chief Executive Officer and President



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                                   EXHIBIT "A"

           TERMS OF SERIES A 10% VOTING CONVERTIBLE PREFERRED STOCK


     A. DESIGNATION OF THE SERIES. There shall be a series of Preferred Stock to be known as "Series A 10% Voting Convertible Preferred Stock" consisting of 1,000,000 shares of Preferred Stock having a par value of $0.01 per share (the "Shares"). Such shares shall constitute the entire Series A Preferred Stock, and no other shares of such Series shall be issued.

     B. DIVIDENDS. The holders of shares of Series A Preferred Stock shall be entitled to receive, if and when declared by the Board of Directors from funds legally available therefor, cash dividends at the rate of $0.05 per share per annum, payable quarterly on the last day of the months April, July, October and January in each year. In the event a dividend is declared, but unpaid, such dividend shall accrue and be cumulative (whether or not in any quarterly dividends period there shall be funds of the Company legally available for the payment of such dividend) from the first day of July 1998 (unless such day is not a business day, in which event on the next business day), and thereafter from the date of the last quarterly dividend date to which dividends were declared and paid on the Preferred Stock of the Company. Each such dividend shall be paid to the holders of record of the shares of Preferred Stock as they appear on the stock register of the Company on the last day of the month next preceding the payment date thereof. Dividend on account of arrears for any past dividend periods may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on such date, not exceeding forty-five (45) days preceding the payment date hereof, as may be fixed by the Board of Directors, of the Company or by a committee of said Board of Directors duly authorized to fix such date.

          Dividends payable on the Preferred Stock for each full quarterly dividends period shall be computed by dividing the annual rate by four (4). Dividends payable on the Preferred Stock for any period less than a full quarterly dividend period and, for the initial dividend period, shall be computed on the basis of a 360-day year of four (4) 90-day quarters, and the actual number of days elapsed on the period for which payable, including the date of the payment.

     C. CONVERSION. The Series A Preferred Stock shall automatically and immediately be converted into fully paid and nonassessable shares of Common Stock of the Company, without any action or election on the part of the holder thereof, immediately after the Company has effected a one-for-five or greater reverse stock split of its Common Stock ("Automatic Conversion Date"). In addition, so long as the Company has sufficient authorized and unissued shares of Common Stock, each share of Series A Preferred Stock shall be convertible at the option of the holder thereof into the number of fully paid and nonassessable shares of Common Stock provided below. The holders of Series A Preferred Stock hereby acknowledge that as of the date hereof, the Company does not have sufficient authorized and unused shares of Common Stock to effect a conversion of the Series A Preferred Stock into Common Stock. The term "Common Stock" shall refer to the Common Stock, $0.01 par value per share of the Company, as constituted on January 30, 1998, and any stock into which such Common Stock shall have been changed or any stock resulting from any reclassification of such Common Stock.

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          1.   CONVERSION RATE.  At the Automatic Conversion Date, or upon the exercise of the option to convert described above, each share of Series A Preferred Stock shall be converted into seven (7) shares of Common Stock, as adjusted and readjusted from time to time in accordance with the terms and provisions hereof (the "Conversion Rate").

          2. METHOD OF CONVERSION. As soon as feasible, but in no event later than five (5) days, after the Automatic Conversion Date, the Company shall mail a notice to each holder of record of the shares of the Series A Preferred Stock on the Automatic Conversion Date of the occurrence thereof and informing each holder of the conversion and the number of shares of Common Stock into which such holder's shares of the Series A Preferred Stock shall have been converted. In the event the holder desires to exercise the option to convert, the holder shall give written notice to the Company at its principal corporate office of the election to convert the same. The Company or its transfer agent shall also inform the holder of the procedures for exchanging the certificate or certificates representing shares of Series A Preferred Stock for certificates representing the shares of Common Stock into which the Series A Preferred Stock shall have been converted. Until surrendered to the Company, each outstanding certificate which, prior to the conversion, represents shares of the Series A Preferred Stock will, following such conversion, be deemed for all corporate purposes of the Company to evidence ownership of the number of shares of Common Stock into which the shares of the Series A Preferred Stock shall have been converted. After the Automatic Conversion Date there shall be no further registry of transfers on the records of the Company of the shares of Series A Preferred Stock, and if a certificate representing such shares is presented to the Company, it shall be canceled and exchanged for a certificate representing the number of shares of Common Stock as herein provided.

          3. FRACTIONAL SHARES. No fractional shares shall be issued upon the conversion of any shares, share or fractional share of Series A Preferred Stock. All shares of Common Stock, including fractions thereof, issued upon conversion of shares (or fractions thereof) of Series A Preferred Stock by the holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of fractional shares. If, after the aforementioned aggregation, the conversion would result in the issuance of a fractional share of Common Stock, the Company shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the Closing Bid Price of the Company's Common Stock on the Nasdaq Bulletin Board on the Automatic Conversion Date multiplied by such fraction.

     D. VOTING. Prior to the Automatic Conversion Date, and except as otherwise provided by law, the holders of the Series A Preferred Stock will be entitled to 35.190319 votes per share of Series A Preferred Stock, subject to adjustment in accordance with Subsection E below, on all matters subject to a vote of stockholders of the Company, without any regard to classification or series.

     E.   STOCK DISTRIBUTIONS, SPLITS AND COMBINATIONS; ADJUSTMENTS.  In case
(i) the outstanding shares of Common Stock (or other securities) shall be subdivided into a greater number of shares, (ii) a non-cash dividend in Common Stock (or other securities) shall be paid in

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respect of Common Stock (or other securities), or (iii) the outstanding shares of Common Stock (or other securities) shall be combined into a smaller number of shares thereof, the number of shares of Common Stock or other securities into which the Preferred Stock (subsequent to such subdivision or combination or at the record date of such dividend or distribution) shall (simultaneously with the effectiveness of such subdivision or combination or immediately after the record date of such dividend or distribution) be convertible into shall be equal to the number of shares of Common Stock or other securities a holder would have owned and had a right to receive as a result of such subdivision, combination, dividend or distribution, if such holder had actually held of record (immediately prior to the effectiveness of such subdivision or combination or immediately prior to the record date of such dividend or distribution) the number of shares of Common Stock or other securities that would have been subject to receipt by the holders upon conversion of the Series A Preferred Stock immediately prior to the effectiveness of such subdivision or combination or the record date of such dividend or distribution.

     F. LIQUIDATION RIGHTS. In the event of any liquidation or dissolution or winding up of the Company, voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive, subject to the rights of any other class of stock which makes senior to the Preferred Stock as to distribution of assets on liquidation, but before any distribution is made on any class of stock ranking junior to the Series A Preferred Stock as to the payment of dividends or the distribution of assets, the sum of $4.00 per share, plus any arrearages in dividends thereon.

     6. REDEMPTION RIGHTS. There shall be no right of redemption by the holders of the Preferred Stock, except as may be determined by the Board of Directors and approved by a majority of the holders of the Preferred Stock.



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